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                                                                    EXHIBIT 10.3


                                 September 26, 2000

[Name]
[Address]


Dear ____________:

     Planar Systems, Inc., an Oregon corporation (the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "'Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company.

     In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below.

     1. Right to Terminate. The Company or you may terminate your employment at any time, subject to the Company's obligations to provide the benefits hereinafter specified in accordance with the terms hereof.

     2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until September 26, 2002; provided, however, that commencing on September 26, 2002 and each September 26 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such September 26 date, the Company or you shall have given notice that this Agreement shall not be extended; provided, however, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Change in Control, as defined in Section 3 hereto shall have occurred during such term. Notwithstanding anything in this
Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a Change in Control as defined in Section 3 hereof.
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September 26, 2000
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     3.   Change in Control

          3.1 For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

               3.1.1 the approval by the Company's shareholders of a merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

               3.1.2 the acquisition (other than directly from the Company) by any person or entity, or group of associated persons or entities acting in concert of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing twenty-five percent (25%) or more of the total combined voting power of the Company's then issued and outstanding securities;

               3.1.3 the approval by the Company's shareholders of the sale of all or substantially all of the assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company;

               3.1.4 the approval by the Company's shareholders of any plan or proposal for the liquidation of the Company; or

               3.1.5 a change in the Board occurring with the result that the members of the Board on the effective date hereof (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

     4. Termination Following Change in Control. If a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5.3 hereof upon the termination of your employment within twenty-four (24) months after such Change in Control unless such termination is (a) because of your death, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

          4.1 Disability. Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company
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September 26, 2000
Page 3


on a full-time basis for a continuous period of five (5) months as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full-time performance of your duties.

          4.2 Cause. Termination by the Company of your employment for "Cause" shall mean termination for any of the following reasons: (a) fraud or misrepresentation by you, (b) theft or embezzlement of Company assets, (c) intentional violations of law involving moral turpitude, (d) your continued failure to satisfactorily perform the duties reasonably assigned to you for a period of thirty (30) days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged that you have not satisfactorily performed such duties, provided, however, that no termination for Cause pursuant to this subparagraph
(d) will be effective until after you, together with your counsel, have had an opportunity to be heard before the Board, and (e) any material breach of this Agreement which, if curable, has not been cured within thirty (30) days after written notice to you of such breach.

          4.3 Good Reason. Termination by you of your employment for "Good Reason" shall mean a good faith determination by you, in your reasonable judgment, that any one or more of the following events has occurred without your express written consent, after a Change in Control:

               4.3.1 A change in your responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal of you from, or any failure to re-elect you to, any of such positions, which has the effect of materially diminishing your responsibility or authority;

               4.3.2 A reduction by Company in your base salary as in effect immediately prior to the Change in Control or any failure to pay you any compensation or benefits to which your are entitled when due;

               4.3.3 A requirement by Company that you be based anywhere other than within 25 miles of Beaverton, Oregon;

               4.3.4 Without replacement by plans, programs or arrangements which, taken as a whole, provide benefits to you at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Company to continue in effect (without reduction in benefit level and/or reward opportunities), any material compensation or employee benefit plan, program or arrangement in which you were participating immediately prior to a Change in Control; or
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September 26, 2000
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(B) the taking of any action by Company that would materially adversely affect your participation or materially reduce your benefits under any of such plans, programs or arrangements;

               4.3.5 The failure by Company to obtain an agreement, reasonably satisfactory to you, from any successor or assign of the Company to assume and agree to perform this Agreement; or

               4.3.6 Any material breach of this Agreement by Company which breach is not remedied for a period of thirty (30) days following written notice by you to Company, which notice specifically identifies the nature of the breach.

For purpose of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

          4.4 Notice of Termination. Any purported termination by the Company or by you following a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "'Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          4.5 Date of Termination. "Date of Termination" shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrator in a proceeding as provided in Section 12 hereof.
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September 26, 2000
Page 5


     5.   Compensation Upon Termination or During Disability.

          5.1 During any period following a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4.1, 4.4 and 4.5 hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

          5.2 If your employment shall be terminated for Cause or as a result of your death following a Change in Control of the Company, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

          5.3 If within twenty-four (24) months after a Change in Control shall have occurred, as defined in Section 3 above, your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or as a result of your death or (b) by you for Good Reason, then, by no later than the fifth day following the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to the following severance benefits:

               5.3.1 the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request);

               5.3.2 as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to (i) an amount equal to one (1) times the higher of (A) your annual base salary at the rate in effect just prior to the time a Notice of Termination is given, or (B) your annual base salary in effect immediately prior to the Change in Control, plus (ii) an amount equal to one (1) times the higher of (A) your target bonus for the year in which a Notice of Termination is given, or (B) your target bonus for the year in which the Change in Control occurs;
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September 26, 2000
Page 6


               5.3.3 for a twelve (12) month period after the Date of Termination, the Company shall arrange to provide you and your dependents with life, accident, medical and dental insurance benefits substantially similar to those which you were receiving immediately prior to the Change in Control of the Company. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph 5.3.3 to the extent that a similar benefit is actually received by you from a subsequent employer during such twelve (12) month period, and any such benefit actually received by you shall be reported to the Company;

               5.3.4 any and all outstanding options to purchase stock of the Company (or any Successor) which were granted to you after the date of this Agreement and that would vest and become exercisable during the twelve month period after the Date of Termination shall immediately vest and become exercisable in full; and

               5.3.5 the Company shall pay you for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to your annual base salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080.

          5.4 Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise. Your entitlements under Section 5.3 are in addition to, and not in lieu of any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

     6.   Successors; Binding Agreement.

          6.1 The Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assume the Company's obligations under this Agreement or assent to the fulfillment by the Company of its obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the Company and any Successor (and such Successor shall thereafter be deemed the "Company" for purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company's Voting Securities or otherwise.
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September 26, 2000
Page 7


          6.2 This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

     7. Fees and Expenses. The Company shall pay all legal fees and related legal expenses incurred by you as a result of your seeking to obtain or enforce any right or benefit provided by this Agreement.

     8. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6, 7 and 12 of this Agreement shall survive termination of this Agreement.

     9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing. In accordance herewith, except that notice of change of address shall be effective only upon receipt.

     10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

     11. Validity. The invalidity or unenforcability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
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September 26, 2000
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     12.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 12.

     13. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Sincerely,

                              Planar Systems, Inc.


                              By:
                                 -----------------------------------------------
                                    Balaji Krishnamurthy
                                    President and Chief Executive Officer


Agreed and Accepted:

-------------------------
(Name)